Exhibit 99.1

Double-Take Software, Inc. Provides Preliminary First Quarter Financial Results

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--April 7, 2009--Double-Take Software, Inc. (NASDAQ: DBTK), today announced preliminary results for the first quarter of 2009. Based on preliminary financial data, the Company now expects first quarter revenue to be in the range of $18.0 million to $18.2 million, compared to its previous guidance of $20.6 million to $22.5 million. The shortfall in revenue from guidance came primarily from license sales. Revenue was also negatively impacted by the stronger US dollar in the quarter. Had exchange rates been constant with those in effect in the first quarter of 2008, revenue would have been approximately 7% higher than the range of $18.0 million to $18.2 million. Operating income on an adjusted, non-GAAP basis is expected to be $0.8 million to $1.0 million which is in the range of previous guidance of $0.5 million to $2.0 million. The Company expects net income (loss) per share to be $(0.01) to $0.00 and adjusted, non-GAAP net income per diluted share to be $0.04 to $0.05 using an estimated effective tax rate of 0%. Previous guidance for adjusted, non-GAAP net income per diluted share was $0.02 to $0.06.

“Our first quarter began with an unanticipated and unprecedented drop off in new license orders,” said Dean Goodermote, Chairman and CEO. “Our buyers are generally below the “C” level and a typical theme among them was that their budgets were in limbo and their spending was therefore held up. This hold loosened up later in the quarter but not sufficiently to meet our guidance. While we are very disappointed in our license revenue generation, we are pleased that renewals proceeded much as anticipated and that we could control costs and achieve our operating income guidance.”

The Company will release final results for the first quarter on April 28, 2009 and will host a conference call to discuss its final financial results on Tuesday, April 28, 2009 at 4:30 p.m. EDT.

The Company calculates adjusted non-GAAP income per share by excluding the effects of non-cash stock based compensation, resulting from the application of SFAS 123R, from Operating Expenses.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below.

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted non-GAAP income per share financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. Double-Take Software, Inc. uses this non-GAAP financial measure internally in analyzing its financial results and believes it is useful to investors as a supplement to, but not as a substitute for, GAAP measures in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The adjusted non-GAAP income per share presented above excludes non-cash stock-based compensation charges of approximately $0.05 per share from our results and exclude the effect of these charges in the related diluted share count.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take® Software (Nasdaq: DBTK) is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than nineteen thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

© Double-Take Software, Inc. All rights reserved. Double-Take, Balance, Double-Take Cargo, Double-Take Flex, Double-Take for Hyper-V, Double-Take for Linux, Double-Take Move, Double-Take ShadowCaster, Double-Take for Virtual Systems, GeoCluster, Livewire, netBoot/i, NSI, sanFly, TimeData, TimeSpring, winBoot/i and associated logos are registered trademarks or trademarks of Double-Take Software, Inc. and/or its affiliates and subsidiaries in the United States and/or other countries. Microsoft, Hyper-V, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries. Linux is a registered trademark of Linus Torvalds. Red Hat is a registered trademark of Red Hat, Inc. All other trademarks are the property of their respective companies.

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800
Investor Relations
investor@doubletake.com